FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the year ended December 31, 2018

CARDONE EQUITY FUND V, LLC

Commission File No. 024-10865

Delaware

(State or other jurisdiction of incorporation or organization)

Cardone Capital, LLC

18909 NE 29th Avenue

Aventura, FL 33180

Office: (310) 777-0255

Email: invest@Cardonecapital.com

All correspondence:

Jillian Sidoti, Esq.

TROWBRIDGE SIDOTI

38977 Sky Canyon Drive – Suite 101

Murrieta, CA 92563

(323) 799-1342

EMAIL FOR CORRESPONDENCE: jillian@crowdfundinglawyers.net

Class A Interests

 (Title of each class of securities issued pursuant to Regulation A)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (“Annual Report”) of Cardone Equity Fund V, LLC (the “Company,” “CEF V,” “we,” “our” or “us”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, and market condition and future business decision, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements.

Management’s discussion and analysis of the Company’s financial condition and results of operations are based upon our audited financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On a regular basis, we evaluate these estimates. These estimates are based on management’s historical industry experience and on various assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•         our ability to effectively deploy the proceeds raised in the offering;

•         our ability to attract and retain members to our online platform;

•         changes in economic conditions generally and the real estate and securities markets specifically;

•         limited ability to dispose of assets because of the relative illiquidity of real estate investments;

•         intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease space;

•         defaults on or non-renewal of leases by tenants;

•         increased interest rates and operating costs;

•         our failure to obtain necessary outside financing;

•         decreased rental rates or increased vacancy rates;

•         the risk associated with potential breach or expiration of a ground lease, if any;

•         difficulties in identifying properties, and consummating, real estate acquisitions, developments, joint ventures and dispositions.

CARDONE EQUITY FUND V, LLC

ANNUAL REPORT ON FORM 1-K

For the Year ended December 31, 2018

PART II

Cardone Equity Fund V, LLC

Item 1.   Business

The Company

CARDONE EQUITY FUND V, LLC is a limited liability company organized May 4, 2018 under the laws of Delaware. The Company was organized to invest primarily in income generating real estate within the multi-family or commercial real estate segment focused on markets in the states of Alabama, Florida, Georgia, North Carolina, South Carolina, Tennessee and Texas. The Company was formed to raise up to $50 million under Regulation A Plus from a wide range of individual and institutional investors, with a primary focus on individual non-accredited investors, to acquire multi-family real estate. The fund-raising activity is done through Cardone Capital, LLC’s (the “Managing Member” or “Manager”) online platform.

We operate under the direction of Mr. Grant Cardone, who is the Managing Member of Cardone Capital, LLC and Cardone Real Estate Acquisitions, LLC, (“CREA”). CREA, under the direction of Mr. Cardone, is responsible for the acquisitions and oversite of the third-party property managers who supervise the day to day operations of the acquired properties.

We are offering up to $50 million in Class A Interests (the “Interests”) in this offering for $1,000 per unit (the “Offering”). We are offering the Interests herein on a “minimum/maximum” basis. The minimum permitted purchase is $5,000. See Item 2 – “Management’s Discussion and Analysis of Financial Conditions and Results of Operations-Overview” for more information concerning the current status of the Offering.

Investment Strategy

The Company will primarily invest in stabilized, income-producing, multifamily and commercial rental properties throughout the United States. These types of investments are, or relate to, properties generally located in central business districts or suburban markets of primary and secondary metropolitan cities, primarily located in the Central and Southeastern United States. We will focus on deal flow within the middle market segment of the market, which we define as properties with gross values ranging from $50-$150 million. There may be instances where we purchase assets larger or smaller than these stated ranges.

We employ a strategy of investing in a portfolio of such investments which are well-selected, well-managed and disposed of at an optimal time. Our principal targeted assets are investments in properties if compelling opportunities arise that present superior opportunities for above-market returns, that have quality construction and desirable locations which can attract quality tenants.

To this end, the Company:

1)

Co-invests in Class A and Class B multi-family apartment communities in quality locations in the Company’s target markets, where the Company can add significant value through third-party hands-on management and/or appreciation potential;

2)	Buy those communities at below-market prices, or at market prices where there is sufficient upside potential to obtain above-market returns over the long term;
3)	Make physical alterations and other improvements to those communities, where the Company can achieve significant benefit with minimal capital outlay; and
4)	Through third-party management, increase the rents to increase the overall value of the property.

1

We intend to invest through various limited liability corporations (“LLC’s”) (treated as partnerships) that own a single multifamily or commercial property (single purpose entities “SPE”). The LLC's will be co-owned by the Company, Cardone Equity Fund IV, LLC (“CEF IV”) and Grant Cardone. Grant Cardone typically owns from 1% to 6% of the LLC’s. CEF IV is a $125 million fund for accredited investors that was formed May 3, 2018 and began investing in properties on September 27, 2018. It is the Managing Member’s intention to parallel invest the funds raised from the Company’s Offering, funds raised from CEF IV’s offering and Grant Cardone in substantially all property acquisitions. The amount invested will vary depending on the lender’s requirements and the amount of funds raised by the Company and CEF IV.

Due Diligence & Financing

When CREA identifies a location or a potential property, it will secure the necessary financing, sign a contract and place an escrow deposit to be held with the designated escrow agent. CREA in conjunction with our third-party property manager will take the time necessary to complete all its due diligence to the property including: site inspection, reviewing all leases, income and expenses, as well as securing a first mortgage on the property. After the due diligence process has been completed, the Company will determine whether the property is suitable or not.

If property is not suitable, CREA will cancel the contract and look for the next opportunity.

Refinancing/Disposition

During the life of the investment, CREA will analyze the market conditions in the area where the project is located. Simultaneously, CREA will investigate current interest rates. The Managing Member will then decide whether the property should be maintained, refinanced, restructured (i.e. condominium conversion), or sold (disposition).

Investment Objectives

Our investment objectives are to:

•         preserve, protect and return invested capital;

•         pay cash distributions to members from our investments; and

•         realize capital appreciation in the value of our investments over the long term.

We will also seek to realize growth in the value of our investments by timing their sale to maximize value. However, we cannot assure members that we will attain these objectives or that the value of our assets will not decrease. Furthermore, within our investment objectives and policies, our Managing Manager will have substantial discretion with respect to the selection of specific investments, the management of our portfolio, and the purchase and sale of our assets. Our Managing Member may revise our investment policies without approval of our members.

2

Competition

We face competition when attempting to make real estate investments, including competition from domestic and foreign financial institutions, REITs, life insurance companies, pension funds, partnerships, and individual investors. Our ability to grow the portfolio and subsequently our financial performance depends on our Manager’s ability to navigate the competitive landscape of the industry. Many competitors have substantially greater financial resources than we do and may be able to accept more risk or lower returns than we think is appropriate. Competition from these entities may reduce the number of suitable investment opportunities for us or increase the bargaining power of property owners willing to sell assets. We believe our Manager has the extensive experience and necessary relationships to effectively maneuver within the competitive real estate industry.

In addition to the acquisition of new investments, the on-going leasing of real estate is also highly competitive. Our properties compete for tenants with similar properties primarily on the basis of location, amenities provided, and the design and condition of the property. Lease revenue is the primary source of revenue for the Company, so it is important that we continue to lease and re-let our available units. If our competitors offer units at rental rates below current market rates or below the rental rates we currently charge our tenants, we may lose potential tenants, and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants upon expiration of their existing leases. If we are unable to renew leases or re-let space in a reasonable time, or if rental rates decline or costs increase, our financial condition, cash flows, cash available for distribution, and ability to satisfy our debt service obligations could be materially adversely affected. This is why our Manager performs the extensive market and tenant due diligence prior to acquisition so that we can try to identify the competitive forces of the specific submarket and underwrite the potential risk and potential costs appropriately before acquiring the asset.

Finally, we intend to utilize leverage when acquiring assets. To a certain extent we are competing with other real estate investors for financing dollars given by banks, insurance companies, conduits, and other lenders which have a finite amount of capital to lend to property owners. Any disruptions in the credit markets could have a material impact on the cost and availability of debt to finance future acquisitions. This competition for debt and the availability of the debt could result in a reduction of suitable investment opportunities and our ability to grow the portfolio and the Company’s financial performance. This competition is partially mitigated by the depth and breadth of lending relationships of our Manager which has been cultivated over the past 30 years

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our offering circular, which may be updated from time to time by our future filings under Regulation A Plus. In addition, new risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our units.

3

Item 2. Management’s Discussion and Analysis of Financial Conditions and Results of Operations

Overview

Cardone Equity Fund V, LLC is a Delaware limited liability corporation formed to primarily invest directly or indirectly in multifamily apartment complexes located throughout the United States.

Pursuant to our Offering, we are offering up to $50,000,000 of our Class A Interests at a price of $1,000 per unit. As of April 19, 2019, we have issued approximately $22,433,000 in Class A Interests and have subscriptions totaling about $4,555,000 waiting to be accepted when the next investment property is acquired.

Results of Operations

On December 12, 2018, the Company began receiving subscriptions from investors and as of December 31, 2018 had received about 7,223 Class A Interests in subscriptions. Effective January 1, 2019 the Company accepted 6,982.421 Class A Interests into the Company and purchased its first investment in a multifamily property (See Recent Developments section for further information). As of December 31, 2018, we had not purchased any real estate. Our assets were comprised solely of $7,303,007 in cash and deferred offering costs and liabilities consisted of $7,222,501 in Subscriptions and $80,506 owned to a related party as an advance.

Liquidity and Capital Resources

We are dependent upon the net proceeds from our Offering to conduct our operations. We will obtain the capital required to invest in multifamily investments from the proceeds of our Offering and from secured or unsecured financings from banks and other lenders, and from any undistributed funds from our operations. As of April 19, 2019, we have raised approximately $26,988,000 and have made two investments and believe that such funds will be sufficient to fund our expenses over the next twelve months which we currently estimate to be $100,000.

If we are unable to raise more funds than what we currently have, we will make fewer investments than originally planned resulting in less diversification in terms of the number and size and geographic location of the investments we make. Also, the value of an investment in us will fluctuate with the performance of the specific assets in which we invest. Our inability to raise further funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and may limit our ability to make distributions. We do not expect to establish a permanent reserve from our offering proceeds for maintenance and repairs of the properties. However, to the extent that we have insufficient funds for such purposes, we may establish reserves from gross offering proceeds, out of cash flow from operations, or from net cash proceeds from the sale of properties.

As of December 31, 2018, we had no outstanding debt. We may leverage individual assets up to 60%-70% of the cost of the acquisition price. We may leverage a particular asset in an amount that is greater or lesser than the foregoing, in the Managing Member’s sole discretion. However, we expect the debt financing for our entire portfolio to be no more than 70% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves).

We intend on identifying multifamily properties for future acquisitions with our Offering proceeds, there is no guarantee that we will acquire any such investments. Acquisitions will depend highly on our funding, the availability of those funds, the availability of funding from the Managing Member to fund the initial equity portion of the acquisition and his ability to acquire the debt financing and the availability of multifamily properties that meet our investment criteria. Should the Managing Member no longer be able to initially fund and finance the property acquisitions, the Company’s ability to acquire additional properties would be adversely impacted. The Company currently has no agreements, arrangements or understandings with any person, other than the Managing Member, to obtain funds through bank loans, lines of credit or any other sources.

4

Trends and Key Information Affecting our Performance

We believe that current market dynamics and underlying fundamentals suggest the positive trends in the United States multifamily housing will continue. Steady job growth, broadly increasing rentership rates, increasing household formations and aligned demographic provide the backdrop for strong renter demand. We believe that other factors impacting the prime United States renter demographic such as delayed major life decisions, increased levels of student debt and tight credit standards in the single-family home mortgage market support the value proposition of owning multifamily properties.

Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Such judgments are based on our management’s experience, our historical experience and the industry. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results. Additionally, these policies may involve significant management judgments and assumptions, or require estimates about matters that are inherently uncertain. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Organization and Offering Costs

See Note 2 to our financial statements in “Item 7. Financial Statements” for a discussion on how we treat organization and offering costs.

Recent Developments

On December 12, 2018, the Company began receiving subscriptions from investors and effective January 1, 2019 accepted 6,982.421 Class A Interests into the Company. The Company immediately purchased an investment in Cardone Delray Member, LLC which owns, Atlantic Delray Beach, LLC (dba 10X Living at Delray) a 346 unit garden-style apartment complex located in Delray Beach, FL. This property was built in 2017 with an average unit size of 1,048 sq. ft. At acquisition, the property was 94.5% occupied and had average market rents of $1,822 per unit or $ 1.74 PSF. As subscription agreements were accepted by the Company during 2019, the Company purchased a larger interest in 10X Living at Delray and completed its investment on January 25, 2019. As previously mentioned, the Company co-invests with two other related parties: Grant Cardone its Managing Member and related accredited fund CEF IV. The investment in Cardone Delray Member, LLC is as follows:

Entity	Equity Investment	Percentage
CEF IV	$20,136,500	59.23%
CEF V	13,363,500	39.30
Grant Cardone	500,000	1.47
Total	$34,000,000	100.00%

5

On January 25, 2019, the Company purchased an interest in Cardone Stella Member, LLC which owns Stella 351, LLC (dba Stella at Riverstone) a 351 luxury garden-style apartment complex located in Sugar Land, TX. This property was built in 2018 with an average unit size of 924 sq. ft. At acquisition the property was 90% occupied and had average market rents of $1,710 per unit or $1.85 PSF. As subscriptions agreements were accepted by the Company, the Company continued to purchase interests and completed its investment on March 8, 2019. As previously mentioned, the Company co-invests with two other related parties: Grant Cardone its Managing Member and related accredited fund CEF IV. The investment in Cardone Stella Member, LLC is as follows:

Entity	Equity Investment	Percentage
CEF IV	$18,609,605	64.17%
CEF V	8,915,395	30.74
Grant Cardone	1,475,000	5.09
Total	$29,000,000	100.00%

As of April 19, 2019, the Company has paid about $186,000 (a 4.5% annualized return) in distributions to its members qualifying to receive distributions from the cash distributed from the properties operations.

The Company anticipates purchasing further interests in multifamily real estate properties as acquisition investments become available.

Item 3. Directors and Officers

The following table shows the names and ages of the principals of the Manager of the Company and the positions held by each individual:

Name(1)	Age	Title
Grant Cardone	61	Chief Executive Officer
Ryan Tseko	34	Portfolio Manager
Susan Schieman	62	Chief Financial Officer

(1)     The address for the above individuals listed is 18909 NE 29th Ave, Aventura, FL 33180

Biographical information regarding the above individuals can be found in our offering circular.

We operate under the direction of Mr. Grant Cardone. He is the sole decision maker of Cardone Capital, LLC which is the Manager of the Company. All business and affairs of the Company shall be managed by the Manager. The Manager directs, manages, and controls the Company to the best of its ability and shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that the Manager shall deem to be reasonably required to accomplish the business and objectives of the Company.

6

Compensation of Executive Officers

Mr. Cardone does not currently receive any compensation for his services. The other principals do receive compensation from CREA, the acquisition arm of the sponsor for his or her services, Mr. Cardone along with the above individuals are responsible for managing the day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, supervise the third-party property managers performance over the acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we will indirectly bear some of the costs of the compensation paid to the Manager’s affiliate, CREA for its employees, through fees we pay to our sponsor, we do not intend to pay any compensation directly to Mr. Cardone or his affiliates. More information regarding the compensation of our officers and directors and our sponsor can be found in our offering circular.

Item 4. Security Ownership of Management and Certain Securityholders

                         Mr. Cardone owns 100% of Cardone Capital, LLC the Managing Member of the Company and 100% of CREA, the acquisitions arm of the Company he also owns100 units in the Company.

Item 5. Interest of Management and Others in Certain Transactions

See Note 4 to our financial statements in “Item 7. Financial Statements” for a discussion of related party transactions.

Item 6. Other Information

None.

7

Item 7. Financial Statements

CARDONE EQUITY FUND V, LLC

Financial Statements and Independent Auditors’ Report

8

INDEPENDENT AUDITORS' REPORT

Cardone Equity Fund V, LLC

Aventura, Florida

We have audited the accompanying financial statements of Cardone Equity Fund V, LLC, which comprise the statements of assets, liabilities and member's equity as of December 31, 2018, and the related statements of  operations, changes in member's equity and cash flows for the period from May 4, 2018 (inception) to December 31, 2018, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements.  The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cardone Equity Fund V, LLC as of December 31, 2018, and the results of its operations and its cash flows for the period from May 4, 2018 (inception) to December 31, 2018 in accordance with accounting principles generally accepted in the United States of America.

Kaufman, Rossin & Co., P.A.

April 30, 2019

Miami, Florida

F-1

Cardone Equity Fund V, LLC
Statement of Assets, Liabilities and Member's Equity
As of December 31, 2018

December 31, 2018
Assets

Cash	$7,222,701
Deferred offering costs	80,306

Total Assets	$7,303,007

Liabilities and Members' Equity

Liabilities:
Offering proceeds	$7,222,501
Accrued and other expenses-related party	80,506
Total Liabilities	7,303,007

Member's Equity
Member's Equity	-
Manager Equity	-
Total Member's Equity	-

Total Liabilities and Member's Equity	$7,303,007

See accompanying notes, which are an integral part of these financial statements

F-2

Cardone Equity Fund V, LLC
Statement of Operations
For the Period From May 4, 2018 (Inception) to December 31, 2018

Inception
to
December 31, 2018

Revenue	$-

Net operating expenses	-

Net Income	$-

See accompanying notes, which are an integral part of these financial statements

F-3

Cardone Equity Fund V, LLC
Statement of Changes in Member's Capital
For the Period From May 4, 2018 (Inception) to December 31, 2018

		Members	Manager
	Total	A Units	B Units

Balance at May 4, 2018 (inception)	$-	$-	$-

Allocation in net income (loss)	-	-	-

Balance at December 31, 2018	$-	$-	$-

See accompanying notes, which are an integral part of these financial statements

F-4

Cardone Equity Fund V, LLC
Statement of Cash Flows
For the Period From May 4, 2018 (Inception) to December 31, 2018

Inception
to
December 31, 2018
Cash flows from operating activities
Net Income (loss)	$-
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Changes in operating assets and liabilities:
Deferred offering costs	-
Accrued and other expenses-related party	200
Net cash provided (used) by operating activities	200

Cash flows from financing activities:
Offering Proceeds	7,222,501
Net cash provided (used) by financing activities	7,222,501

Net increase (decrease) in cash	7,222,701

Cash, beginning of period	-
Cash at December 31, 2018	$7,222,701

Supplemental Disclosure of Non-Cash Activity:
Deferred offering costs reimbursable to Managing Member	$80,306

See accompanying notes, which are an integral part of these financial statements

F-5

CARDONE EQUITY FUND V, LLC

NOTES TO FINANCIAL STATEMENTS

For the period from May 4, 2018 (inception) to December 31, 2018

NOTE 1: NATURE OF OPERATIONS

CARDONE EQUITY FUND V, LLC (the “Company”), is a limited liability company organized May 4, 2018 under the laws of Delaware. The Company was organized to invest primarily in income generating real estate within the multi-family or commercial real estate segment. The Company is located in Aventura, Florida. The Company was formed to raise up to $50 million under Regulation A Plus from a wide range of individual and institutional investors, with a primary focus on individual non-accredited investors, to acquire multi-family and commercial real estate. The fund-raising activity is done through Cardone Capital, LLC’s (the Managing Member”) online platform.

As of December 31, 2018, the Company has not commenced planned principal operations nor generated revenue. The Company’s activities since inception have consisted of formation activities and preparations for capital raising. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

The Company is not registered as an Investment Company under the Investment Company Act of 1940, as amended.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared under accounting principles generally accepted in the United States of America (“GAAP”) for investment companies. The Company is an investment company that follows the specialized accounting and reporting guidance of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 946 “Financial Services – Investment Companies.” The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with a remaining maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Real Estate Investments

Investments in real estate are carried at fair value. Costs to acquire real estate investments are capitalized as a component of investment cost. The fair values of real estate investments are estimated based on the price that would be received to sell an asset in an orderly transaction between marketplace participants at the measurement date. Investments without a public market are valued based on assumptions made and valuation techniques used by the Managing Member. Such valuation techniques include discounted cash flow analysis, prevailing market capitalization rates or earnings multiples applied to earnings from the investment, analysis of recent comparable sales transactions, actual sale negotiations and bona fide purchase offers received from third parties, consideration of the amount that currently would be required to replace the asset, as well as independent external appraisals. In general, the Managing Member considers multiple valuation techniques when measuring the fair value of a real estate investment. However, in certain circumstances, a single valuation technique may be appropriate.

F-6

CARDONE EQUITY FUND V, LLC

NOTES TO FINANCIAL STATEMENTS

For the period from May 4, 2018 (inception) to December 31, 2018

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Real Estate Investments (continued)

The fair value of real estate investments does not reflect the Company’s transaction sale costs, which may be incurred upon disposition of the real estate investments. Such costs are estimated to approximate 2% - 3% of gross property fair value. The Company also reflects its real estate equity investments net of investment level financing. Valuation adjustments attributable to underlying financing arrangements are considered in the real estate equity valuation.

The Company may invest in real estate and real estate related investments for which no liquid market exists. The market prices for such investments may be volatile and may not be readily ascertainable. In addition, there continues to be significant disruptions in the global capital, credit and real estate markets. These disruptions have led to, among other things, a significant decline in the volume of transaction activity, in the fair value of many real estate and real estate related investments, and a significant contraction in short-term and long-term debt and equity funding sources. This contraction in capital includes sources that the Company may depend on to finance certain of its investments. These market developments may have a significant adverse impact on the Company’s liquidity position, results of operations and financial condition and may continue to adversely impact the Company if market conditions continue to deteriorate. The decline in liquidity and prices of real estate and real estate related investments, as well as the availability of observable transaction data and inputs, may have made it more difficult to determine the fair value of such investments. As a result, amounts ultimately realized by the Company from real estate investments sold may differ from the fair values presented, and the differences could be material.

Fair Value Measurement

FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

F-7

CARDONE EQUITY FUND V, LLC

NOTES TO FINANCIAL STATEMENTS

For the period from May 4, 2018 (inception) to December 31, 2018

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value Measurement (continued)

The investments in real estate will fall into Level 3 category, therefore, fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of the reporting date.

Investments in Real Estate Transactions

Purchases and sales of real estate investments are recorded on a transaction basis. Distributions from the real estate investment are first applied to the cost of the investment until the total cost has been recovered, after which point any further distributions are recorded as realized gains. Further, realized gains and losses on real estate investment transactions will be recognized upon the sale of the investment. Changes in unrealized gains and losses are included in the results of operations.

Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Risks and Uncertainties

The Company has no operating history and has not generated revenue from operations. The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Company’s control could cause fluctuations in these conditions, including but not limited to: its ability to raise sufficient funds from investors to acquire multi-family and commercial real estate, the availability of suitable real estate properties to acquire, and changes to Regulation A Plus. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial conditions and the results of operations.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A - “Expenses of Offering”. Deferred offering costs consist principally of accounting and legal fees incurred in connection with the Company’s offering that commenced during 2019 under Regulation A Plus. Prior to the completion of the offering, these costs are capitalized as deferred offering costs on the Statement of Assets, Liabilities, and Member’s Equity. The deferred offering costs will be charged to member’s equity upon the completion of the offering or to expense if the offering is not completed. Deferred offerings costs of $80,306 are capitalized to the Statement of Assets, Liabilities, and Member’s Equity as of December 31, 2018.

F-8

CARDONE EQUITY FUND V, LLC

NOTES TO FINANCIAL STATEMENTS

For the period from May 4, 2018 (inception) to December 31, 2018

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in the statements. Income from the Company is reported and taxed to the members on their individual tax returns.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in an enterprise’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

NOTE 3: MEMBER’S EQUITY

The Managing Member holds 100% of the member’s equity of the Company as of December 31, 2018. The Class B Interests were issued, at formation, as founder’s interests for no consideration.

The Company is offering 50,000 Class A Interests at $1,000 per Interest through a Tier II offering pursuant to Regulation A under the Securities Act, also known as “Reg A Plus” and is selling the Interests directly to investors and not through registered broker-dealers who are paid commission. The minimum investment is $5,000. The maximum amount to be raised in the offering is $50 million. The Investors who contribute capital to the Company shall upon acceptance by the Managing Member of their subscriptions, become Class A Members in the Company. The Capital Contributions of the Class A Members shall result in sixty-five (65%) of the total interests in the Company. As of December 31, 2018, the Company has received proceeds of $7,222,501 for 7,222.501 Class A Interests to be issued upon acceptance by the Company or, if not accepted, to be refunded to the investor.

The Managing Member’s Class B Interest will be a 35% profits interest.

Losses for any fiscal year shall be allocated among the Members in proportion to their positive capital account balances, until the balance of each capital account equals zero. Thereafter, all losses shall be allocated in accordance to each Member’s respective Percentage Interest in the Company, giving consideration to their respective ownership period. Profits will first be allocated pro rata to the Members in accordance with the amount of Losses previously allocated if such previous Losses were not offset by Profits. Thereafter, Profits shall be allocated in accordance with actual distributions of Distributable Cash and shall be allocated 65% to the Class A Members (in proportion to their respective Percentage Interests) and 35% to the Class B Interests. In all cases, giving consideration to their respective ownership period.

In accordance with the operating agreement, distributions will be allocated 65% to the Class A Members and 35% to the Class B Member.

F-9

CARDONE EQUITY FUND V, LLC

NOTES TO FINANCIAL STATEMENTS

For the period from May 4, 2018 (inception) to December 31, 2018

NOTE 4: RELATED PARTY TRANSACTIONS

The Company has engaged the Managing Member to manage the Company, under a management agreement. The Company is subject to the following fees under this agreement:

Reimbursement of Organization and Offering

The Company’s Managing Member and its affiliates will be reimbursed for actual organizational and offering expenses incurred. Organization and offering expenses consist of the actual legal, accounting, printing, marketing, advertising, filing fees, any transfer agent costs and other accountable offering-related expenses. The Managing Member will only request reimbursement once the Company has raised more than $1million and will limit such reimbursements to $100,000 should only $1 million be raised. Since over $1 million has been subscribed as of December 31, 2018, the Managing Member has yet to determine the total amount of offering-related costs that will be reimbursed but believes it will be over $100,000.

Deferred offering costs from inception to December 31, 2018 of $80,306 were incurred by a related party on the Company’s behalf and are shown as a related party advance on the Statement of Assets, Liabilities and Member’s Equity. This related party advance is unsecured, interest-free, and repayable on demand.

Acquisition Fee

For each real estate investment, the Company will pay its Managing Member or its designated affiliate 1% of the investment’s fixed asset purchase price. This fee will be paid at the discretion of the Managing Member, but no later than the liquidation of the real estate investment.

Disposition Fee

For each real estate investment, the Company will pay its Managing Member or its designated affiliate 1% of the investment’s sale price. This fee will be paid at the disposition of the investment’s real estate.

Asset Management Fee

The Company will pay the Managing Member, or its designated affiliate, a 1% annualized Asset Management Fee during the first three years of operations which will be calculated based on the Contributed Capital as of the end of each prior month. After the first three years, the amount of Contributed Capital will be reduced for the return of capital to Members from the liquidation and disposition from the sale of one of the Company’s assets. This fee will be payable monthly at the discretion of the Managing Member.

NOTE 5: FINANCIAL RISKS AND UNCERTAINTIES

The Company is subject to several risks including the following:

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to raise funds to fulfill its commitments including inability to sell investments quickly or close to fair value.

Market Risk

Market risk is the potential loss that can be caused by increases or decreases in the fair value of investments resulting from market fluctuations.

F-10

CARDONE EQUITY FUND V, LLC

NOTES TO FINANCIAL STATEMENTS

For the period from May 4, 2018 (inception) to December 31, 2018

NOTE 5: FINANCIAL RISKS AND UNCERTAINTIES (continued)

Credit Risk

Credit risk represents the potential loss that would occur if counter parties fail to perform pursuant to the terms of their obligations.

NOTE 6: SUBSEQUENT EVENTS

Effective January 1, 2019, 6,982.421 Class A Interests were accepted by the Company. The Company immediately purchased an investment in Cardone Delray Member LLC which owns, Atlantic Delray Beach, LLC (dba 10X Living at Delray) a 346 unit garden-style apartment complex located in Delray Beach, FL. This property was built in 2017 with an average unit size of 1,048 sq. ft. At acquisition, the property was 94.5% occupied and had average market rents of $1,822 per unit or $1.74 PSF. As subscription agreements were accepted by the Company during 2019, the Company purchased a larger interest in 10X Living at Delray and completed its investment on January 25, 2019. The Company co-invests with two other related parties: Grant Cardone its Managing Member and related accredited fund Cardone Equity Fund IV, LLC (“CEF IV”). The investment in Cardone Delray Member, LLC is as follows:

Entity	Equity Investment	Percentage
CEF IV	$20,136,500	59.23%
CEF V	13,363,500	39.30
Grant Cardone	500,000	1.47
Total	$34,000,000	100.00%

On January 25, 2019, the Company purchased an interest in Cardone Stella Member, LLC which owns Stella 351, LLC (dba Stella at Riverstone) a 351 luxury garden-style apartment complex located in Sugar Land, TX. This property was built in 2018 with an average unit size of 924 sq. ft. At acquisition the property was 90% occupied and had average market rents of $1,710 per unit or $1.85 PSF. As subscriptions agreements were accepted by the Company, the Company continued to purchase interests and completed its investment on March 8, 2019. The Company co-invested with two other related parties: Grant Cardone its Managing Member and related accredited fund CEF IV.

F-11

CARDONE EQUITY FUND V, LLC

NOTES TO FINANCIAL STATEMENTS

For the period from May 4, 2018 (inception) to December 31, 2018

The investment in Cardone Stella Member, LLC is as follows:

Entity	Equity Investment	Percentage
CEF IV	$18,609,605	64.17%
CEF V	8,915,395	30.74
Grant Cardone	1,475,000	5.09
Total	$29,000,000	100.00%

As of April 19, 2019, the Company has paid about $186,000.00 (a 4.5% annualized return) in distributions to its members qualifying to receive distributions from the cash distributed from the properties operations.

The Company anticipates purchasing further interests in multifamily real estate properties as acquisition investments become available.

Management has evaluated subsequent events through April 30, 2019, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

F-12

Item 8. Exhibits

Exhibit 2.1*	Articles of Organization

Exhibit 4.1*	Subscription Agreement

Exhibit 6.1*	Operating Agreement

Exhibit 6.2*	Material Contract - Crowdstreet

Exhibit 6.3*	Material Contract - Computershare

Exhibit 11.1*	Consent of Auditor

Exhibit 11.2	Consent of Auditor

Exhibit 12.1*	Opinion re: Legality

______________

* Filed previously

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aventura, State of Florida, on April 30, 2019.

Cardone Equity Fund V, LLC

By:	Cardone Capital, LLC, its Manager

By:	/s/ Grant Cardone
Name:	Grant Cardone
Title:	Chief Executive Officer

This Annual Report has been signed by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Grant Cardone	Chief Executive Officer of Cardone Capital, LLC	April 30, 2019
Grant Cardone	(Principal Executive Officer)

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